Filed Pursuant to Rule 433
Dated May 1, 2007
Registration Statement No. 333- 135195
Final Term Sheet, Dated May 1, 2007
$300,000,000 5.700% Notes due 2017

Issuer:	Camden Property Trust

Type:	SEC Registered

Size:	$300,000,000

Maturity:	May 15, 2017

Coupon (Interest Rate):	5.700%

Benchmark Treasury:	4.625% due February 15, 2017

Benchmark Treasury Price and Yield:	99-26+; 4.646%

Spread to Benchmark Treasury:	1.10% (+110 basis points)

Yield to Maturity:	5.746%

Interest Payment Dates:	May 15 and November 15, commencing on
November 15, 2007

Day Count Convention:	30 / 360

Redemption Provision:	Make-whole call at any time based on
U.S. Treasury + 0.20% (+20 basis points)

Price to Public:	99.650%

Settlement Date:	T+3; May 4, 2007

Joint Book-Running Managers:	Banc of America Securities LLC and
J.P. Morgan Securities Inc.

Co-Managers:	Deutsche Bank Securities Inc.,
Wachovia Capital Markets LLC,
Citigroup Global Markets Inc., Credit
Suisse Securities (USA) LLC, Comerica
Securities, Inc., Morgan Keegan &
Company, Inc., PNC Capital Markets
LLC., Scotia Capital (USA) Inc.,
SunTrust Capital Markets, Inc., Wells
Fargo Securities, LLC

Expected Ratings (Moody’s / S&P):	Baa2 / BBB+

CUSIP:	133131AQ5
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll-free at 1 (800) 294-1322 or J.P. Morgan Securities Inc. collect at (212) 834-4533. You also may e-mail a request to dg.prospectus_distribution@bofasecurities.com.